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                                                                   Exhibit 10.12

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         THIS AGREEMENT is made and entered into on this 20th day of January, 1997 by and between Maritrans General Partner Inc., a Delaware corporation, with principal offices at Philadelphia, Pennsylvania (hereinafter referred to as the "Company"), and Francis D. Bailey (hereinafter referred to as "Bailey").

                                  WITNESSETH:

             WHEREAS, the Company had employed Bailey as its President - Eastern Division; and

             WHEREAS, Bailey's employment has terminated effective as of December 17, 1996; and

             WHEREAS, the Company and Bailey have agreed to this Separation Agreement and General Release, in accordance with paragraph 3(a) of the June 1, 1995, Severance and Non-Competition Agreement between the Company and Bailey;

             NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. In consideration of Bailey's release of the Company as set forth below, the Company shall: (a) continue to pay Bailey's salary at the annualized rate of one hundred seventy thousand dollars ($170,000.00), less withholdings, and deductions required by law, for a period of thirteen pay periods beginning with the date of execution, consistent with the Company's ordinary bi-weekly payroll practices; (b) provide Bailey with a written letter of reference in the form attached hereto as Exhibit A, and respond to oral requests for references in a manner that is consistent with the attached reference letter; and (c) pay

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 Bailey a lump sum amount equal to six (6) days of accrued, unused vacation pay from 1996, less withholdings and deductions required by law.

                 2. Bailey agrees and acknowledges that the Company, on a timely basis, has paid or agreed to pay to Bailey all amounts due and owing as a result of Bailey's prior services, and a1l amounts due and owing under the terms of the Severance and Non-Competition Agreement, and Bailey agrees further that the Company has no obligation, contractual or otherwise to Bailey except as provided herein, nor does the Company have any obligation to hire, rehire or re-employ Bailey in the future or to pay him any compensation or benefits except as provided herein, provided that Bailey shall have the right to continue to participate in the Company's group medical plan at his own expense to the extent and for the duration required under COBRA, 29 U.S.C. Section
 1161 et al.

                  3. In full and complete settlement of any claims that Bailey may have against the Company, including any possible violations of the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., ("ADEA") in connection with the termination of his employment, and for and in consideration of the undertakings of the Company described herein, Bailey does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, its officers, directors, shareholders, parent and affiliated companies, partners, employees and agents, and their respective successors and assigns, heirs, executors and administrators (hereinafter also included within the term "Company"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Bailey ever had, now has, or hereafter may have, or which Bailey's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Bailey's employment and the underlying negotiations and discussions to the date of this Agreement, and particulary, but without

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limitation of the foregoing general terms, any claims arising from or relating in any way to Bailey's employment relationship with the Company and the termination of that employment relationship, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the ADEA, Title VII of the Civil Rights Act of 1964, 42 U.S.C.
Section 2000e et seq., ("Title VII"), the Pennsylvania Human Relations Act, 43 P.S. Section 951 et seq., and any common law claims now or hereafter recognized and all claims for counsel fees and costs.

                   4. Bailey further agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief against the Company, involving any matter occurring at any time in the past up to the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement.
                   5. Bailey further agrees and covenants that he will not in any way communicate the terms of this Agreement to any person other than his immediate family, attorneys, tax advisors or governmental authorities (only if necessary, by reason of any lawful civil process not initiated by Bailey, or to evidence his rights hereunder in any proceeding involving this Agreement, or to support any tax reporting position taken by him with respect to the matters referred to in this Agreement) and that he and the Company will not disparage the name, business reputation or business practices of the other.

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                6. Bailey hereby agrees and acknowledges that the Company has the right to condition his receipt of severance pay on the execution of a general release in a form that is satisfactory to the Company and its counsel, and that but for this Separation Agreement and General Release, Bailey would have no entitlement to severance pay or any other compensation or benefits after the effective date of the termination of his employment.

                7. Bailey hereby certifies that he has read the terms of this Agreement, that he has been advised and is advised herein to consult with an attorney, which he has done, and that he understands its terms and effects. Bailey acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him. The Company has made no representations to Bailey concerning the terms or effects of this Agreement other than those contained in this Agreement.

                 8. Bailey hereby acknowledges that he was presented with this Agreement on December 17, 1996, and that he was and is hereby informed that he has the right to consider this Agreement and the release contained herein for a period of at least twenty-one (21) days prior to execution. Bailey also understands that he has the right to revoke this Agreement for a period of seven
(7) days following execution, by giving written notice to the Company at 2600 One Logan Square, Philadelphia, PA 19103, in which event the provisions of this Agreement shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

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         9. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.





ATTEST:                                  MARITRANS GENERAL PARTNER INC.




/S/ John C. Newcomb                  BY: /S/ Stephen A. Van Dyck
----------------------------            --------------------------------
SECRETARY


/S/ Sandra Cannon                       /S/ Francis D. Bailey
----------------------------            --------------------------------
WITNESS                                     FRANCIS D. BAILEY

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                                    EXHIBIT A



TO WHOM IT MAY CONCERN


Re: Francis D. Bailey

Fran Bailey was employed by Maritrans from May 1995 through December 1996. During that time, he was the President of Maritrans' Eastern Division, the Company's largest division. He had profit and loss responsibility, and provided leadership and oversight to a fleet of approximately twenty-five tugs and barges which operate along the East Coast, in the Philadelphia Harbor and the Chesapeake Bay. The division had assets in excess of $100 million. He also was responsible for our three petroleum terminal locations in Philadelphia and Maryland. Fran's management strengths and experience in petroleum distribution and marketing made him a logical choice for this important post.

Fran reported directly to me in his division leadership role and in his role on a number of task teams and committees. As a member of Maritrans' Operating Committee, Fran was integral to our planning and strategic initiatives. I-Es thoughtful, analytical demeanor was an asset to our team and to our shift in strategic direction.

It is with great regret that Fran was not able to stay in Philadelphia for family reasons and left to pursue other interests. His parting was an amicable one, and we support Fran in his search for another opportunity which more closely matches his location requirements. Please do not hesitate to call me at any time should you wish further information about his employment with Maritrans. I can be reached at (215) 864-1223.

Sincerely,

MARITRANS INC.


Stephen A. Van Dyck
Chairman and Chief Executive Officer